Exhibit 99.1

Ramaco Resources, Inc. Announces Increase of its First-Quarter 2023 Cash Dividend and Fourth-Quarter 2022 and Full-Year 2023 Guidance

LEXINGTON, Ky., December 8, 2022 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today announced that its Board of Directors approved a 10% increase in its cash dividend. The Board of Directors declared a quarterly cash dividend of $0.1250 per share of common stock payable in the first quarter of 2023, up from $0.1133 per share of common stock in the fourth quarter of 2022. The first quarter dividend is payable on March 15, 2023, to shareholders of record on March 1, 2023.

The Company also announced its financial and operational guidance for the fourth quarter ending December 31, 2022 and for the full calendar year 2023. The Company expects fourth quarter earnings to be in the range of $0.50 to $0.60 per diluted share. The Company reported net earnings of $0.60 per diluted share in the third quarter of 2022 and $0.42 in the fourth quarter of 2021. The Company expects full year 2022 earnings to be in the range of $2.77 to $2.87 per diluted share.

The Company expects fourth quarter 2022 Adjusted EBITDA to be in the range of $40 million to $50 million. This Adjusted EBITDA estimate includes the negative impact of approximately $6 million of Berwind mine idle costs. The Company reported Adjusted EBITDA of $51 million in the third quarter of 2022 and $32 million in the fourth quarter of 2021.

Since September 30, 2022, US HVA pricing is down over $25 per ton, while API2 pricing is down approximately $50 per ton, which has negatively impacted expected earnings. The Company expects that over 200,000 tons of 2022 shipments remain unpriced and are subject to price fluctuations, primarily in the API2 index.

The full-year 2023 guidance includes a material increase in production and sales from 2022 levels. Total 2023 production is expected to be in the range of 3.0-3.5 million tons. The Company expects to ship near current levels in the first quarter of 2023, with a material increase by mid-year when the Elk Creek preparation plant processing capacity expansion becomes fully operational. The expansion will take the complex from a 2 million ton per year run rate to 3 million ton per year run rate. In addition, and in line with previous expectations, the Company expects the Berwind No.1 mine to return to production by April 1, 2023. Ultimately the Company anticipates its 2023 shipments will exceed production by roughly 200,000 tons due to shipping inventory built during 2022.

The Company has already contracted almost 60 percent of its expected production at the midpoint of guidance for 2023, which is comprised of roughly 75 percent priced at a fixed average price of $201 per ton and an additional 25 percent that is priced against various benchmark indexes.

In terms of expected costs, due to continued inflationary pressures, especially as it relates to labor, the Company expects to incur a cost range of $97 to $103 per ton for the full-year 2023.

Given current macroeconomic and market conditions, management will take a prudent approach of calibrating the initiation of certain new production opportunities as Ramaco Resources both continues to execute on its growth strategy in 2023 and as further overall market clarity is developed. At the same time, the Company remains committed to continuing to grow various forms of capital returns to shareholders, including today’s 10% increase in the regular dividend.

The Company anticipates an overall range of between $60 million and $80 million for capital expenditures in 2023, which includes both maintenance capital and growth capital for development projects. The growth capital will allow the Company to continue its production growth which encompasses starting new mines, expansion of existing mines and upgrades to existing preparation, processing and rail loading facilities. We believe that 2023 will be the most profitable year in the Company’s history.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming. Contiguous to the Wyoming mine it operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. For more information about us, please visit our website at www.ramacoresources.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Point of Contact:

INVESTOR RELATIONS: info@ramacometc.com or 859-244-7455

SOURCE Ramaco Resources, Inc.